Exhibit 99.1

This press release may not be distributed, directly or indirectly, into or in Australia, Japan, Canada, South Africa or New Zealand. The Offer is not being made to (and acceptances will not be accepted from) persons in those countries or elsewhere where their participation requires further documentation, filings or other measures in addition to those required by Swedish law.

NEWS RELEASE

Stockholm, June 10, 2011

IGT has received acceptances representing 93.2 percent of the shares in Entraction Holding AB, completes the Offer and extends the acceptance period

International Game Technology (NYSE: IGT) (“IGT”) – a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated gaming markets, today announces that all conditions for the completion of its cash offer (the “Offer”) to acquire all shares of Entraction Holding AB (“Entraction”) have been fulfilled.

The Offer, launched on May 5, 2011 through its wholly-owned Swedish subsidiary Eagle Ice AB1 (“Eagle Ice”), has been accepted by shareholders representing 9,508,408 B shares and 144,660 A shares respectively, corresponding to 93.2 percent of the shares and 80.3 percent of the votes in Entraction.

IGT therefore completes the Offer and extends the acceptance period until June 23, 2011 (17:00 CET), in order to enable shareholders who have not yet accepted the Offer to tender their shares.

IGT has previously received necessary approvals from the Maltese anti-trust and gaming authorities and all conditions for the completion of the Offer have therefore been fulfilled.

Settlement for those shareholders who have already accepted the Offer is expected to commence on June 15, 2011. Settlement in respect of shareholders who accept the Offer during the extended acceptance period is expected to commence on or around June 29, 2011.

1 Eagle Ice AB, previously under the name Goldcup 6663 AB, is a newly incorporated Swedish limited liability company, with company registration number 556850-8856.

IGT does not have any prior holdings in Entraction and has not acquired any shares in Entraction outside of the Offer.

IGT intends to initiate compulsory acquisition proceedings for the remaining shares in Entraction in accordance with the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)) and to act for a delisting of the Entraction shares from NASDAQ OMX First North Premier.

IGT reserves the right to further extend the acceptance period. The terms and conditions relating to the Offer are described in the Offer document which can be found on the transaction website http://info.igt.com.

For further information, visit http://info.igt.com or contact:

Matt Moyer
Vice President, Investor Relations
IGT
Tel: +1 866-296-4232

Eagle Ice and IGT in brief

Eagle Ice is a Swedish limited liability company, wholly-owned by IGT. Eagle Ice’s company registration number is 556850-8856 and its registered office is in the municipality of Stockholm. Eagle Ice has never conducted any business and at present does not conduct any business and its sole purpose is to make the Offer and take all actions to finance and complete the Offer and subsequently operate as parent company of Entraction.

IGT (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets.

IGT is currently regulated in over 350 jurisdictions and has approximately 4,900 employees.

In Fiscal Year 2010, IGT reported revenues of USD 1,987 million, operating profit of USD 433 million, and is listed on the New York Stock Exchange (NYSE).

More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

The information in this announcement was released for publication at 08:00 CET on June 10, 2011.

Forward-looking statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, among others, the possibility that the Offer might not close or that the closing may be delayed, IGT’s integration of Entraction, its products, technologies and employees may experience difficulties, and the anticipated benefits of the Offer to IGT and its customers might not be realized. More information about potential factors that could affect IGT’s business and financial results is included in IGT’s filings with the U.S. Securities and Exchange Commission, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in IGT’s Annual Report on Form 10-K for its 2010 fiscal year and its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2011, and available on the SEC website at www.sec.gov and on the investor relations section of IGT’s website at www.IGT.com. All information provided in this release is as of June 10, 2011, and IGT does not intend, and undertakes no duty, to update this information.

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